Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2010 RESULTS;

PROVIDES 2nd QUARTER AND UPDATES FULL YEAR 2010 OUTLOOK

BOCA RATON, FL, May 4, 2010 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2010. Highlights of the results include:

☐	First quarter over year earlier period:

•	Site leasing revenue growth of 10.8%

•	Tower Cash Flow growth of 12.9%

•	Net loss increased from $17.9 million to $37.4 million

•	Adjusted EBITDA growth of 11.9%

Operating Results

Total revenues in the first quarter of 2010 were $148.0 million compared to $135.1 million in the year earlier period, an increase of 9.6%. Site leasing revenue of $128.0 million was up 10.8% over the year earlier period. Site leasing Segment Operating Profit (as defined below) of $98.8 million was up 12.4% over the year earlier period. Site leasing contributed 97.9% of the Company’s total Segment Operating Profit in the first quarter of 2010. Site development revenues were $20.0 million in the first quarter of 2010 compared to $19.6 million in the year earlier period, a 2.2% increase. Site development Segment Operating Profit Margin was 10.5% in the first quarter of 2010 compared to 13.3% in the year earlier period.

Tower Cash Flow (as defined below) for the first quarter of 2010 was $100.8 million, a 12.9% increase over the year earlier period. Tower Cash Flow Margin (as defined below) for the first quarter of 2010 was 79.4% compared to 78.7% in the year earlier period.

Net loss for the first quarter of 2010 was $37.4 million compared to $17.9 million in the year earlier period. Net loss attributable to SBA Communications Corporation for the first quarter of 2010 was $37.3 million or $(0.32) per share compared to a net loss attributable to SBA Communications Corporation of $17.9 million or $(0.15) per share in the year earlier period. This increase was primarily due to an increase in cash and non-cash interest expense in the first quarter of 2010.

Adjusted EBITDA (as defined below) in the first quarter of 2010 was $91.4 million compared to $81.7 million in the year earlier period, an increase of 11.9%. Adjusted EBITDA Margin (as defined below) was 62.2% in the first quarter of 2010 compared to 61.4% in the year earlier period.

Net Cash Interest Expense (as defined below) was $37.0 million in the first quarter of 2010 compared to $26.5 million in the year earlier period.

Equity Free Cash Flow (as defined below) for the first quarter of 2010 was $51.5 million compared to $52.8 million in the year earlier period, a decrease of 2.4%. Equity Free Cash Flow Per Share was $0.44 for the first quarter of 2010 compared to $0.45 per share in the year earlier period, a decrease of 2.2%.

“We produced another solid quarter of results in the first quarter,” commented Jeffrey A. Stoops, President and CEO. “Our customers continue to be active with 3G and 4G upgrades and deployments to keep up with the strong demand for wireless services, particularly in the data area. We expect this trend to continue which, combined with the favorable prospects for the availability of additional wireless spectrum, should drive solid organic growth for SBA for years to come. We are well-positioned to capture that growth and drive additional value creation for our shareholders. With our recent and very successful $1.23 billion debt financing, our balance sheet goals have been achieved and our access to capital is excellent. Given our financial stability, our focus is to grow our company, return capital to shareholders through stock repurchases and maximize growth in equity free cash flow per share. We believe that combination will serve our shareholders extremely well.”

Investing Activities

As of March 31, 2010 SBA owned 8,380 towers, and managed or leased approximately 5,000 actual or potential additional communication sites. During the first quarter of 2010, SBA purchased 36 towers for approximately $23.5 million in cash (exclusive of any working capital adjustments). SBA also built 21 towers during the first quarter of 2010. In addition, the Company spent $4.8 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the first quarter of 2010 were $42.5 million, consisting of $2.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $40.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

In addition, during the first quarter of 2010, the Company acquired an equity interest in DAS provider Extenet Systems, Inc. for approximately $32.3 million in cash and the contribution of our existing DAS business.

Subsequent to March 31, 2010, the Company acquired 145 towers and related assets and liabilities from third party sellers. The aggregate consideration paid for the towers and related assets was approximately $50.0 million in cash. The Company has agreed to purchase an additional 106 towers for an aggregate amount of $57.8 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2010.

During the first quarter of 2010, the Company repurchased 264,813 shares of its common stock for $8.7 million as part of the $250 million stock repurchase program authorized by the Board of Directors in October 2009. As of May 3, 2010 and subsequent to March 31, 2010, the Company repurchased 168,122 additional shares of its common stock for $5.8 million. As of May 3, 2010, since the stock repurchase program was authorized, the Company has cumulatively repurchased 485,295 shares of its common stock for $16.2 million at an average price of $33.39 per share. The Company will continue to use the stock repurchase program opportunistically based on overall market and business conditions.

Financing Activities and Liquidity

SBA ended the first quarter with $2.8 billion of total debt (recorded on the Company’s balance sheet at a discounted carrying value of $2.5 billion), $0.2 billion of cash and cash equivalents, short-term investments and short-term restricted cash and $2.6 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios (as defined below) were 7.2x and 2.2x, respectively.

On February 11, 2010, the Company terminated its undrawn $320.0 million senior secured credit facility and obtained a $500.0 million, five-year senior secured credit facility. Amounts borrowed under the facility can be used for general corporate purposes and will accrue interest at the Eurodollar rate plus a margin that ranges from 187.5 basis points to 237.5 basis points or at the Base Rate plus a margin that ranges from 87.5 basis points to 137.5 basis points, based on leverage ratios. As of March 31, 2010, availability under the facility was approximately $500.0 million.

During the first quarter of 2010, the Company repurchased $2.0 million of its 2006 CMBS Certificates for $2.1 million in cash.

On April 16, 2010, the Company, through SBA Tower Trust issued $1.23 billion of Secured Tower Revenue Securities of which $680.0 million have an anticipated repayment date of April 16, 2015 and a final maturity date of April 16, 2040 and $550.0 million have an anticipated repayment date of April 16, 2017 and a final maturity date of April 16, 2042 (collectively, the “2010 Tower Securities”). The weighted average annual fixed coupon interest rate of the 2010 Tower Securities is 4.6%, payable monthly. Net proceeds from the 2010 Tower Securities were approximately $1.21 billion and were used to repay in full the outstanding 2006 CMBS Certificates in the amount of $938.6 million and pay the related prepayment consideration and fees. The remaining net proceeds will be used for general corporate purposes.

Outlook

The Company is providing its second quarter 2010 Outlook and updating its Full Year 2010 Outlook for anticipated results. The Company is narrowing the guidance ranges previously given, and raising the mid-point of the range for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and Equity Free Cash Flow. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2010 Outlook is based on the following assumptions: (1) 9% organic leasing revenue growth on projected owned towers as of January 1, 2010; (2) new tower builds in the U.S. and Canada of 120 to 140 towers in 2010 for the Company’s ownership, (3) the acquisition of only those tower assets under contract at the time of this press release, and (4) no additional stock repurchases. The Company (a) intends to spend additional capital in 2010 on acquiring and building revenue producing assets not yet identified or under contract, and (b) may repurchase more of its common stock, the impact of which is not reflected in the 2010 guidance.

	June 30, 2010			Year 2010
	($’s in millions)
Site leasing revenue	$130.0	to	$132.0	$525.5	to	$535.5
Site development revenue	$19.0	to	$21.0	$75.0	to	$90.0
Total revenues	$149.0	to	$153.0	$600.5	to	$625.5
Tower Cash Flow	$101.5	to	$103.5	$411.5	to	$423.5
Adjusted EBITDA	$92.5	to	$94.5	$375.5	to	$389.5
Net cash interest expense(1)	$37.0	to	$38.0	$146.0	to	$152.0
Cash taxes paid	$0.5	to	$0.7	$2.0	to	$3.0
Non-discretionary cash capital expenditures(2)	$2.0	to	$3.0	$8.0	to	$11.0
Equity Free Cash Flow(3)	$50.8	to	$55.0	$209.5	to	$233.5
Discretionary cash capital expenditures(4)	$80.0	to	$90.0	$190.0	to	$210.0

(1)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.

(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release. Excludes the impact of the investment in DAS provider Extenet Systems, Inc.

Conference Call Information

SBA Communications Corporation will host a conference call on Wednesday, May 5, 2010 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Wednesday, May 5, 2010 at 10:00 A.M. EDT
Dial-in number:	(866) 233-3843
Conference call name:	“SBA First Quarter Results”
Replay:	May 5, 2010 at 1:00 P.M. through May 19, 2010 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	154006
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity for the full year 2010; (ii) the Company’s positioning to create additional shareholder value, (iii) the use of the net proceeds from the Company's debt offering; (iv) the Company’s financial and operational guidance for the second quarter of 2010 and full year 2010, including its ability to drive material growth in equity free cash flow per share, (v) the Company’s expectations regarding tower acquisitions and its belief that pending acquisitions will close by the end of the third quarter of 2010, (vi) the Company’s ability to capture 3G and 4G network build-out work, and (vii) the Company’s intentions regarding the stock repurchase program. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's annual report on Form 10-K filed with the Commission on March 1, 2010. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company's expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company's ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company's ability to secure and deliver anticipated services business at contemplated margins; (5) the Company's ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company's ability to acquire land underneath towers on terms that are accretive; (7) the Company's ability to realize economies of scale from its tower portfolio; (8) the Company's ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company's plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company's control that could affect the Company's ability to build 120 to 140 towers in 2010. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company's Class A common stock to pay the anticipated consideration. With respect to repurchases under the adopted stock repurchase program, the amount of additional shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company's financial performance or determinations following the date of this announcement in order to use the Company's funds for other purposes.

Information on non-GAAP financial measures is presented below under "Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States and is currently seeking to expand its business into select other countries in North and South America. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice President-Capital Markets, at (561) 226-9232, or Mark DeRussy, Director of Finance, at (561) 226-9531 or visit our website at www.sbasite.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended March 31,
	2010	2009
Revenues:
Site leasing	$127,967	$115,478
Site development	19,998	19,572

Total revenues	147,965	135,050

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	29,183	27,565
Cost of site development	17,889	16,973
Selling, general and administrative (1)	14,506	12,075
Acquisition related expenses	2,055	434
Depreciation, accretion and amortization	67,446	63,653

Total operating expenses	131,079	120,700

Operating income	16,886	14,350

Other income (expense):
Interest income	82	288
Interest expense	(37,118)	(26,822)
Non-cash interest expense	(14,867)	(8,849)
Amortization of deferred financing fees	(2,492)	(2,576)
(Loss) gain from extinguishment of debt, net	(112)	5,948
Other income	319	13

Total other expense	(54,188)	(31,998)

Loss from operations before provision for income taxes	(37,302)	(17,648)
Provision for income taxes	(109)	(242)

Net loss	(37,411)	(17,890)
Net loss attributable to noncontrolling interest	85	—

Net loss attributable to SBA Communications Corporation	$(37,326)	$(17,890)

Basic and diluted loss per common share	$(0.32)	$(0.15)

Weighted average number of common shares	117,118	117,984

(1)	Includes non-cash compensation of $2,534 and $1,576 for the three months ended March 31, 2010 and 2009, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,274	$161,317
Short-term investments	3,560	5,352
Restricted cash	27,100	30,285
Accounts receivable, net of allowance of $167 and $350 in 2010 and 2009, respectively	14,825	19,644
Other current assets	20,755	20,240

Total current assets	184,514	236,838
Property and equipment, net	1,472,668	1,496,938
Intangible assets, net	1,420,547	1,435,591
Other long-term assets	192,912	144,279

Total assets	$3,270,641	$3,313,646

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt, net	$29,116	$28,648
Accounts payable and accrued expenses	33,444	37,329
Accrued interest	24,362	35,551
Other current liabilities	52,316	57,197

Total current liabilities	139,238	158,725

Long-term liabilities:
Long-term debt, net	2,472,235	2,460,402
Other long-term liabilities	96,861	94,570

Total long-term liabilities	2,569,096	2,554,972

Shareholders' equity	562,307	599,949

Total liabilities and shareholders' equity	$3,270,641	$3,313,646

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(37,411)	$(17,890)
Depreciation, accretion, and amortization	67,446	63,653
Non-cash interest expense	14,867	8,849
Loss (gain) from extinguishment of debt, net	112	(5,948)
Other non-cash items reflected in the Statement of Operations	4,763	4,444
Accrued interest	(11,189)	2,226
Other changes in operating assets and liabilities	(1,170)	(6,050)

Net cash provided by operating activities	37,418	49,284

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(30,345)	(4,119)
Capital expenditures	(12,161)	(7,562)
Purchase of investments	(32,300)	—
Maturities of investments	2,017	—
Proceeds of restricted cash related to tower removal obligations	24	6,200
Proceeds from disposition of fixed assets	13	10

Net cash used in investing activities	(72,752)	(5,471)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase and retirement of common stock	(8,681)	—
Payments of deferred financing fees	(4,952)	(40)
Proceeds from employee stock purchase/stock option plans	4,825	1,365
Release of restricted cash relating to CMBS Certificates	3,185	787
Payments on the extinguishment of debt	(2,086)	(42,004)
Borrowings under the Senior Credit Facility	—	8,507
Payment on the Optasite credit facility	—	(1,500)

Net cash used in financing activities	(7,709)	(32,885)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43,043)	10,928
CASH AND CASH EQUIVALENTS:
Beginning of period	161,317	78,856

End of period	$118,274	$89,784

	For the three months ended March 31, 2010	For the three months ended March 31, 2009
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$8,071	$5,081

Operating tower expenditures:
Tower upgrades/augmentations	1,923	916
Maintenance/improvement capital expenditures	1,672	1,472

	3,595	2,388

General corporate expenditures	495	93

Total capital expenditures	$12,161	$7,562

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed and non-cash in nature. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended March 31,		For the three months ended March 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Segment revenue	$127,967	$115,478	$19,998	$19,572
Segment cost of revenues (excluding depreciation, accretion and amortization):	(29,183)	(27,565)	(17,889)	(16,973)

Segment operating profit	$98,784	$87,913	$2,109	$2,599

Segment operating profit margin	77.2%	76.1%	10.5%	13.3%

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash straight-line leasing revenue and non-cash straight-line ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the difference of site leasing revenue minus non-cash straight-line site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended March 31,
	2010	2009
	(in thousands)
Site leasing revenue	$127,967	$115,478
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(29,183)	(27,565)

Site leasing segment operating profit	98,784	87,913
Non-cash straight-line leasing revenue	(1,000)	(2,016)
Non-cash straight-line ground lease expense	3,018	3,379

Tower Cash Flow	$100,802	$89,276

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended March 31,
	2010	2009
	(in thousands)
Site leasing revenue	$127,967	$115,478
Non-cash straight-line leasing revenue	(1,000)	(2,016)

Site leasing revenue minus non-cash straight-line leasing revenue	$126,967	$113,462

Tower Cash Flow	$100,802	$89,276

Tower Cash Flow Margin	79.4%	78.7%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding: the impact of net interest expense, provision for taxes, depreciation, accretion and amortization, asset impairment, non-cash compensation, (loss)/gain from extinguishment of debt, net, other income and expense, acquisition related expenses, non-cash straight-line leasing revenue and non-cash straight-line ground lease expense. Commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of new business combination accounting guidance, are expensed and included within operating expenses. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the difference of total revenue minus non-cash straight-line leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2010	2009
	(in thousands)
Net loss	$(37,411)	$(17,890)
Interest income	(82)	(288)
Interest expense(1)	54,477	38,247
Depreciation, accretion, and amortization	67,446	63,653
Provision for taxes(2)	520	467
Loss (gain) from extinguishment of debt	112	(5,948)
Acquisition related expenses	2,055	434
Non-cash compensation	2,572	1,626
Non-cash straight-line leasing revenue	(1,000)	(2,016)
Non-cash straight-line ground lease expense	3,018	3,379
Other income	(319)	(13)

Adjusted EBITDA	$91,388	$81,651

Annualized Adjusted EBITDA	$365,552	$326,604

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended March 31, 2010 and March 31, 2009, these amounts included $411 and $225, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2010	2009
	(in thousands)
Total revenues	$147,965	$135,050
Non-cash straight-line leasing revenue	(1,000)	(2,016)

Total revenues minus non-cash straight-line leasing revenue	$146,965	$133,034

Adjusted EBITDA	$91,388	$81,651

Adjusted EBITDA Margin	62.2%	61.4%

Net Debt, Leverage Ratio, and Secured Leverage Ratio

This press release includes disclosures regarding Net Debt, Leverage Ratio and Secured Leverage Ratio. Net Debt is defined as the notional principal amount of outstanding debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. Net Secured Debt is defined as the notional principal amount of outstanding secured debt minus cash and cash equivalents, short-term investments and short-term restricted cash. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net debt it will provide investors a more complete understanding of our net debt and leverage position. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes.

The Debt and leverage calculations are as follows:

March 31, 2010
(in thousands)
2006 CMBS Certificates	$938,609

Total secured debt	938,609
0.375% Convertible Senior Notes (carrying value of $29,116)	30,403
1.875% Convertible Senior Notes (carrying value of $440,063)	550,000
4.0% Convertible Senior Notes (carrying value of $348,926)	500,000
2016 Senior Notes (carrying value of $372,674)	375,000
2019 Senior Notes (carrying value of $371,963)	375,000

Total unsecured debt	1,830,403

Total debt	$2,769,012

Leverage Ratio
Total debt	$2,769,012
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(148,934)

Net Debt	$2,620,078

Divided by:
Annualized Adjusted EBITDA	$365,552

Leverage Ratio	7.2x

Secured Leverage Ratio
Total secured debt	$938,609
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(148,934)

Net Secured Debt	$789,675

Divided by:
Annualized Adjusted EBITDA	$365,552

Secured Leverage Ratio	2.2x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended March 31, 2010 and 2009 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended March 31,
	2010	2009
	(in thousands)
Adjusted EBITDA	$91,388	$81,651
Net cash interest expense	(37,036)	(26,534)
Non-discretionary cash capital expenditures	(2,167)	(1,565)
Cash taxes paid	(712)	(788)

Equity Free Cash Flow	$51,473	$52,764

Weighted average number of common shares	117,118	117,984

Equity Free Cash Flow Per Share	$0.44	$0.45